CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Rick’s Cabaret International, Inc. for the registration of 404,082 shares of their common stock and to the incorporation by reference therein of our reports dated  December 14, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Rick’s Cabaret International, Inc., included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas
May 12, 2011